Exhibit d.(i).c

AMENDED AND RESTATED

INVESTMENT MANAGEMENT FEE WAIVER AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT MANAGEMENT FEE WAIVER AGREEMENT (“Agreement”) is made between Hartford Series Fund, Inc. (the “Company”), on behalf of Hartford High Yield HLS Fund (“High Yield HLS Fund”), Hartford Balanced HLS Fund (“Balanced HLS Fund”) and Hartford MidCap Value HLS Fund (“MidCap Value HLS Fund”), and Hartford Funds Management Company, LLC (the “Adviser”) This Agreement is effective January 1, 2020 (the “Effective Date”).

WHEREAS, the Adviser has been appointed the investment adviser of High Yield HLS Fund, Balanced HLS Fund and MidCap Value HLS Fund pursuant to an Investment Management Agreement between the Company and the Adviser; and

WHEREAS, the Adviser intends to waive a portion of the investment management fee payable by High Yield HLS Fund, Balanced HLS Fund and MidCap Value HLS Fund as of the Effective Date;

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1.	Commencing on the Effective Date, the Adviser shall waive a portion of its investment management fee:

(a)	Payable by MidCap Value HLS Fund to the Adviser in the amount of 0.04%, through April 30, 2020,

(b)	Payable by High Yield HLS Fund to the Adviser in the amount of 0.03%, through December 31, 2020,

(c)	Payable by Balanced HLS Fund to the Adviser in the amount of 0.03%, through April 30, 2021.

2.	The fee waivers described above are not subject to recoupment by the Adviser.

3.	High Yield HLS Fund, Balanced HLS Fund and MidCap Value HLS Fund may rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Company on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Funds’ expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits each Fund to do so.

4.	This Agreement shall terminate effective April 30, 2021, and may be amended or terminated prior to that date only upon the prior written approval of the Board of Directors of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

HARTFORD SERIES FUND, INC., on behalf of Hartford High Yield HLS Fund, Hartford Balanced HLS Fund and Hartford MidCap Value HLS Fund		HARTFORD FUNDS MANAGEMENT COMPANY, LLC

Name:	/s/ Thomas R. Phillips	Name:	/s/ Gregory A. Frost
	Thomas R. Phillips		Gregory A. Frost
Title:	Vice President and Secretary	Title:	Chief Financial Officer